Exhibit 99.1


           COMPETITIVE TECHNOLOGIES WINS IN HOMOCYSTEINE CASE AGAINST
                        LABCORP AT FEDERAL CIRCUIT COURT


Fairfield, CT (June 8, 2004) Competitive Technologies, Inc. (AMEX: CTT) announced that the U.S. Court of Appeals for the Federal Circuit (CAFC) has affirmed the November 2002 decision of Senior Judge Zita L. Weinshienk of the Colorado U.S. District Court (CDC). The CAFC decision reaffirmed that Laboratory Corporation of America Holdings (LabCorp) willfully contributed to and induced infringement of CTT's homocysteine assay patent. The CAFC ruling positively upholds the validity of CTT's patent rights and the November 2001 jury decision that found in favor of CTT, its clients the University of Colorado and Columbia University, and its licensee Metabolite Laboratories, Inc. (MLI).

CTT expects to receive approximately $1.2 million of the $2.1 million the CDC awarded to CTT, the University of Colorado and Columbia University, and $4.5 million to MLI in damages and interest in this five-year old case. LabCorp posted a $6.6 million bond to stay execution of the monetary judgement granted in favor of CTT by the CDC and to stay a permanent injunction from performing homocysteine assays. In December 2002, CTT and LabCorp reached an agreement under which LabCorp immediately began paying CTT a 6% royalty on all homocysteine assays conducted by LabCorp under CTT's patent rights. The assay patent is derived from discoveries made by CTT's clients, Drs. Robert Allen and Sally Stabler from the University of Colorado and the late Dr. John Lindenbaum from Columbia University.

John B. Nano, CTT's President and CEO said, "We are pleased that the CAFC has found in favor of CTT and our clients in this important homocysteine assay patent infringement case. We will intensify our program for the collection of all previously withheld royalties from other labs for current and retroactive fees. We believe there are now over 20 million assays conducted annually, with this number is growing substantially each year. CTT expects to earn several millions of dollars of revenue as a result of this court decision. The homocysteine assay benefits society in keeping with our strategy of finding technology solutions that satisfy customer needs and add to shareholder value."

"Elevated levels of homocysteine resulting from vitamin B12 and folate deficiency have been associated with cardiovascular and vascular disease, Alzheimer's, rheumatoid arthritis and other diseases," continued Mr. Nano. "These elevated levels are found in one cardiovascular patient of every three, or approximately 20 million Americans. The homocysteine assay is an important element of routine diagnosis, annual monitoring and effective treatment."

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. CTT is a global leader in identifying, developing and commercializing innovative technologies in life, digital, nano, and physical sciences developed by universities, companies and inventors. The global market for technology transfer services is estimated at $150 billion annually. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders. Visit CTT's website: http://www.competitivetech.net

Statements about the Company's future expectations, including development and regulatory plans, and all other statements in this document other than historical facts are "forward-looking statements" within the meaning of applicable Federal Securities Laws and are not guarantees of future performance. These statements involve risks and uncertainties, including those set forth in
Item 1 of the Company's most recent Form 10-K and in CTT's other filings with the SEC, and are subject to change at any time. The Company's actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statement.

Direct inquiries to: Johnnie D. Johnson, Strategic IR, Inc.
                     Tel. (212) 754-6565; Fax (212) 754-4333

                     E-mail: jdjohnson@strategic-ir.com
                     E-mail: ctt@competitivetech.net